Exhibit 23.2

Consent of Independent Petroleum Engineers and Geologists

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

March 14, 2007

The Exploration Company 777 East Sonterra Blvd. Suite 350 San Antonio, Texas 78258

Ladies and Gentlemen:

          We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion of information taken from our "Appraisal Report as of December 31, 2006 on Certain Properties owned by The Exploration Company SEC Case" under the sections "Properties" and "Notes to Consolidated Financial Statements -- Oil and Gas Producing Activities and Properties" in the The Exploration Company Annual Report on Form 10-K for the year ended December 31, 2006, provided, however, that we are necessarily unable to verify the accuracy of the reserves and discounted present worth values contained therein because our estimates of reserves and discounted present worth have been combined with estimates of reserves and present worth prepared by other petroleum consultants.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON

DeGOLYER and MacNAUGHTON